Exhibit 10.1

[Letterhead of Fluor Corporation]

July 2, 2025

Jim Breuer
[***]

Re: Relocation Assistance Bonus

Dear Jim,

In recognition that you are required to relocate yourself and your family from the Houston area to the Dallas-Fort Worth Area (“DFW area”) as a condition of your employment as Chief Executive Officer, a special bonus has been approved for you to defray the costs associated with your relocation. This letter agreement sets forth the terms and conditions of your relocation bonus:
Relocation Assistance Bonus
The company will pay a one-time, lump sum bonus in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00), less withholding of applicable income and employment taxes (the “Relocation Assistance Bonus”), for the purchase of a home in the DFW area. The Relocation Assistance Bonus will be paid within sixty (60) days following the date of this letter.
The Relocation Assistance Bonus is subject to the following requirements: (a) you must complete your purchase of a home and relocation to the DFW area no later than June 30, 2026; and (b) subject to the below terms, you remain an employee of the company for 24 months from the date the Relocation Assistance Bonus is paid (the “Completion Date”).
Repayment of Relocation Assistance Bonus
You agree to repay the company the entire Relocation Assistance Bonus amount according to the following terms:
1.Repayment due to termination of employment. You agree to repay 100% of the gross amount of the Relocation Assistance Bonus if you resign your employment with the company prior to the Completion Date or if your employment is terminated by the company for Cause (as defined below) prior to the Completion Date (“Repayment Obligation”). You further agree that if you resign or are terminated for Cause prior to the Completion Date you will satisfy the Repayment Obligation by no later than the effective date of the employment termination.

This Repayment Obligation shall not apply if: (a) your employment ends for any reason after the Completion Date; or (b) your employment terminates prior to the Completion Date due to (i) death, (ii) permanent and total disability, (iii) a company-initiated termination other than on a for-Cause basis, or (iv) a company initiated termination following a Change of Control.

For purposes of this letter agreement, "for Cause" shall include, but is not limited to, unsatisfactory performance, negligence, misconduct, insubordination, breach of your fiduciary duty to the company, fraud, material dishonesty, use of drugs or alcohol in violation of company policy, or any other conduct detrimental to job performance and/or that is a violation of company policy including but not limited to the Code of Business Conduct and Ethics.

For purposes of this letter agreement, a “Change of Control” shall be deemed to have occurred if (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the company having 25% or more of the votes that may be cast for the election of directors of the company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the company before the transaction shall cease to constitute a majority of the Board of Directors of the company or any successor thereto.

2.Repayment due to failure to relocate. If you fail to complete your purchase of a home and relocation to the DFW area by June 30, 2026, you agree to repay to the company 100% of the gross amount of the Relocation Assistance Bonus within thirty (30) days from June 30, 2026 to satisfy your Repayment Obligation.

3.Consent to offset. You agree that any repayment due to the company under this letter agreement may be deducted, to the fullest extent allowed by governing law, from any amounts that may otherwise be owed to you by the company and/or any of its affiliates, including, but not limited to, any wages, reimbursements, incentive compensation payments, and/or payout of accrued time off (including iTOWP, TOWP, etc.) and by your signature below, you hereby expressly authorize such deduction(s). You further agree to execute any and all documents as may be reasonably necessary to carry out the terms and conditions of this letter agreement. You also understand that the company retains the right to seek any remaining balance from you after your separation through any other available remedies it may have in law or equity.
It is intended that the provisions of this Agreement comply with Section 409A of the U.S. Internal Revenue Code and with the exclusion from Section 409A deferred compensation for so-called short-term deferrals, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.
At-Will Employment
Your employment relationship with Fluor will continue to be “at-will.” Nothing contained in this letter agreement is intended, nor should it be construed, to alter the at-will relationship that Fluor and its employees maintain with one another. The only way the at-will nature of our employment relationship can be changed is by way of an express written agreement signed by you and the Executive Chair. Accordingly, either you or the company may terminate the employment relationship at any time with or without cause.

Acknowledgements and Integration

By signing below, you acknowledge that you have carefully read and fully understand the provisions in this letter agreement. You also understand and acknowledge that this letter agreement contains the entire agreement between you and the company with respect to the Relocation Assistance Bonus, and that it supersedes any and all other agreements, either oral or in writing, between you and the company with respect to the Relocation Assistance Bonus.
Please indicate your acknowledgment of and agreement to the terms of this letter agreement by signing in the space provided and returning the letter to Executive Compensation for your employee records (email: [***]). You should also retain a copy for your file.

Please contact [***], if you have any questions ([***]).

Thank you again for your leadership and commitment.

Sincerely,

/s/Tracey H. Cook

Tracey Cook
EVP, Chief Human Resources Officer

Agreed:

/s/ Jim Breuer                                    02 July 2025
Jim Breuer                                    Date

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